Exhibit 10.34

PURCHASE AND SALE AGREEMENT

Summary of Terms.

(a)	Effective Date:		The date on which this Agreement has been executed by both Purchaser and Seller

(b)	Parties:	Purchaser:	IPT ACQUISITIONS LLC, a Delaware limited liability company
518 17th Street, 17th Floor
Denver, Colorado 80202

		Seller:	The entities listed on Exhibit A, as to each particular property held by each such entity
Attn: Robert E. Downie
8203 SE 7th Ave., Suite 200
Portland, Oregon 97202

(c)	Properties/Location: (Paragraph 1)	See Exhibit B

(d)	Purchase Price: (Paragraph 2)	$57,551,226.00, allocated as set forth on Exhibit A

(e)	Terms: (Paragraph 3)	Cash at Closing

(f)	Deposit: (Paragraph 3(a))	$2,500,000.00 cash within 48 hours after the Effective Date

(g)	Escrow Holder:	First American Title Insurance Company
	(Paragraph 4)	Attention: John Beckstedt
First American Title Insurance Company
National Commercial Services
30 North LaSalle St., Suite 2700
Chicago, IL 60602

Telephone - 312.917.7233
Email: jbeckstedt@firstam.com

(h)	Closing Date:	Two (2) business days after waiver of the Inspection Period

(i)	End of Inspection Period:	December 17, 2014
(Paragraph 6)

(j)	Commission:	To be paid by Seller to KG Investment Management pursuant to a separate agreement

The summary of terms included in the above paragraph is for reference purposes only, and each term shall be construed in conjunction and limited by references appearing in other provisions of this Purchase and Sale Agreement. In the event of any conflict between the summary and the more specific description appearing in the following paragraphs of the document, the detailed provisions which follow shall apply.

THIS AGREEMENT (the “Agreement”) is made and entered into as of this 8 day of December, 2014, by and between those certain entities listed on Exhibit A, (each such entity or individual being hereinafter referred to as “Seller” with respect to its property) and IPT Acquisitions LLC, a Delaware limited liability company (hereinafter referred to as “Purchaser”).

A. Seller is the owner of certain parcels of improved real property commonly referred to by the street addresses listed in Exhibit “A”, and more fully described in the legal descriptions corresponding to such street addresses which are set forth in Exhibit “B” attached hereto and made a part hereof.

B. Purchaser desires to purchase and Seller desires to sell the “Properties”, as defined in Paragraph 1 hereof, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, Purchaser and Seller agree as follows:

1.	Purchase - Sale.

Purchaser will purchase from Seller and Seller will sell to Purchaser the Properties described in Exhibit “B”, on the terms herein set forth. The term “Properties” means, collectively the following: The land described on Exhibit “B” and all rights, privileges and appurtenances thereunto belonging or appertaining, including all rights, title and interest of Seller in and to the streets, alleys, easements and rights-of-way adjacent thereto (“Real Property”); all mineral and water rights, if any, owned by Seller; all buildings, improvements and fixtures located on the Real Property (“Improvements”); all term leases (“Leases”) and assignable continuing contracts, business licenses, utility contracts, plans and specifications, warranties, governmental approvals and development rights (if any) related to the Improvements and/or any part thereof, except for those vendor contracts which purchaser requires to be terminated at Closing (the “Intangible Property”); and all tangible personal property (if any) owned by Seller and located on or affixed to the Real Property (“Personal Property”).

2.	Purchase Price.

The total purchase price for the Properties (“Purchase Price”) shall be Fifty Seven Million Five Hundred Fifty One Thousand Two Hundred Twenty Six and No/100 Dollars ($57,551,226.00).

3.	Payment of Purchase Price.

Purchase Price shall be paid by Purchaser to Seller through “Escrow Holder” (as defined below) as follows:

(a) Deposit. Within forty-eight (48) hours after the date on which this Agreement has been executed by both Purchaser and Seller (“Effective Date”), Purchaser shall deposit in “Escrow” (as defined below) by cashier’s check or wire transfer the sum of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (which, along with any interest thereon, will be called the “Deposit”). “Escrow Holder” (as defined below) shall invest the Deposit held by it in a federally insured, interest-bearing account. The accrued interest shall be treated as part of the Deposit. If the Deposit is retained by the Seller, the Seller shall receive the interest. If the Deposit is returned to the Purchaser, the Purchaser shall receive the interest. If the sale of the Properties as contemplated hereunder is consummated, the amount of the Deposit and the interest earned thereon, shall be credited against the Purchase Price at Closing. If the Deposit is not made as provided herein, this Agreement shall automatically terminate and neither party shall have further obligation to the others hereunder, except as otherwise provided herein.

(b) Cash Payment Due on Closing. At the Close of Escrow, Purchaser shall pay into Escrow, by certified check or wire transfer, for Seller’s account an amount equal to the Purchase Price, less the Deposit, plus or minus such additional amounts as are assessed against Purchaser as “Closing Costs and Prorations” as defined in Paragraphs 14 and 15.

4.	Escrow and Closing Date.

The “Escrow Holder” shall be First American Title Insurance Company, National Commercial Services, 30 North LaSalle St., Suite 2700, Chicago, IL 60602, Attention: John Beckstedt, telephone number 312.917.7233, fax number 888.279.8547, E-mail: jbeckstedt@firstam.com. “Opening of Escrow” shall be deemed to be that date on which Escrow Holder receives from Seller a fully executed copy (or counterparts) of this Agreement. The “Close of Escrow” or “Closing Date” shall be no later than two (2) days after the expiration of the Inspection Period or waiver of the Inspection Contingency, whichever first occurs. This Agreement shall serve as escrow instructions. Supplementary instructions may be provided in writing but are only valid when executed by both Seller and Purchaser.

5.	Preliminary Title Report, Title Insurance.

(a) Commitment. The “Title Company” shall be First American Title Insurance Company, National Commercial Services, 30 North LaSalle St., Suite 2700, Chicago, IL 60602, Attention: John Beckstedt, telephone number 312.917.7233, fax number 888.279.8547, E-mail: jbeckstedt@firstam.com. Purchaser shall cause the Title Company to issue its commitment to insure Purchaser’s title in an amount equal to the Purchase Price (“Commitment”), and to deliver copies of all documents referred to therein, including but not limited to any Conditions, Covenants or Restrictions applicable to the Properties, to Purchaser for its review and approval, with copies to Seller.

(b) Title Policy. At the Close of Escrow, Seller shall cause the Title Company, at Seller’s sole cost and expense, to issue to Purchaser a standard owners’ policy of title insurance showing fee title to the Properties vested in Purchaser (the “Title Policy”). The issued Title Policy shall contain a liability limit in an amount equal to the Purchase Price for the Properties and shall contain only those exceptions shown in the Commitment which are “Permitted Exceptions” (as defined below).

6.	Purchaser’s Conditions Precedent.

In addition to any other requirements or conditions to Close of Escrow, Purchaser’s obligations hereunder to purchase and pay for the Properties shall be subject to the conditions precedent set forth in this Paragraph 6, which shall be satisfied or may be waived in Purchaser’s sole discretion on or before the time and date specified below or before Closing if no time is specified.

(a) Inspection Contingency. Purchaser shall have until December 17, 2014 (the “Inspection Period”) to inspect the Properties and make whatever other inquiry it deems appropriate to determine the suitability of the Properties for Purchaser’s intended use of the Properties. Such right of inspection shall include the right to review all items listed in Exhibit A to the Letter of Intent between Seller and Purchaser dated October 24, 2014 (The “LOI”). Purchaser may engage consultants or engineers of the Purchaser’s choosing to conduct studies of the Properties as the Purchaser deems necessary. The Purchaser or its agents shall have the right to enter the Properties at reasonable times to make such tests, inspections, studies, and other investigations as the Purchaser may require (the “Tests”) at the Purchaser’s expense and risk, upon providing Seller forty-eight (48) hours advance written notice of its intent to enter the Properties. Notwithstanding the foregoing, in no event shall Purchaser conduct any Phase II environmental investigation or other invasive testing on the Properties or contact or otherwise communicate in any manner with any governmental agency respecting environmental conditions at or in the vicinity of the Properties, in either case without Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole and absolute discretion; provided, however that Purchaser shall have the right, without Seller’s consent, to contact governmental agencies concerning the Property for general zoning diligence unrelated to environmental matters. Purchaser shall promptly deliver to Seller copies of the Tests including, without limitation, any environmental assessment prepared with respect to the Properties. Notwithstanding anything herein to the contrary, Seller hereby confirms that it has granted consent to Purchaser to perform a Phase II environmental investigation in accordance with a proposal submitted by Purchaser to Seller prior to the Effective Date. The obligations of Purchaser under this Paragraph 6(a) shall survive Closing or termination of this Agreement. Purchaser shall: (i) indemnify, defend, protect, and hold harmless Seller and the Properties from and against all liability, lien, damage, and cost (including reasonable attorneys’ fees) to the extent caused by Purchaser’s entry onto the Properties, except for (A) any loss, lien, liability, cost, or expense to the extent arising from or related to the acts of Seller; (B) any diminution in value of the Properties arising from or relating to matters discovered by Purchaser during its investigation; (C) any latent defects discovered by Purchaser; or (D) the release or spread of any hazardous materials which are discovered on or under the Properties by Purchaser except to the extent deposited, released, or spread by Purchaser’s actions (other than the mere discovery of such hazardous materials as long as Purchaser takes reasonable steps not to exacerbate the condition); (ii) promptly repair any damage to the Properties caused by Purchaser’s entry (excepted as set forth in subparagraphs (i)(A)-(D) above); and (iii) prior to entry upon the Properties, deliver to Seller a certificate or other reasonable proof evidencing that Purchaser has a commercial general liability insurance policy written on an occurrence basis with combined single limits liability for personal injury and property damage of not less than One Million Dollars ($1,000,000). The foregoing indemnity, defense, and hold harmless obligations do not apply to (x) any liability, damage, or cost to the extent caused by acts or omissions of Seller; (y) any diminution in value of the Properties or other loss or damage incurred by Seller arising from or relating to any matters discovered by Purchaser during its investigation of the Properties; or (z) as otherwise set forth in subparagraph (i)(A)-(D) above. Purchaser’s indemnity obligation set forth in this Paragraph 6(a) shall survive Closing or termination of this Agreement. Purchaser shall notify Seller in writing before the end of the Inspection Period whether or not Purchaser elects to proceed with the purchase of the Properties pursuant to this Agreement. If Purchaser, in its sole discretion, notifies Seller in writing at any time during the Inspection Period of its election not to proceed with the purchase of the Properties for any reason or for no reason, this Agreement shall be terminated and Escrow Holder shall immediately return the Deposit to Purchaser. Purchaser’s failure to notify Seller in writing of its election not to purchase the Properties within the aforementioned time limit shall be deemed an election to proceed with the purchase of the Properties and is referred to herein as “waiver of the Inspection Contingency”.

(c) Review of Commitment. Purchaser shall have until 5:00 p.m., Pacific Time, on or before December 5, 2014, to notify Seller and Escrow Holder in writing of Purchaser’s disapproval of any exceptions shown in the Commitment. In the event of timely disapproval of any exceptions, Seller shall have until 5:00 p.m. on December 10 2014, within which to advise Purchaser whether or not it will eliminate any disapproved exceptions from the policy of title insurance to be issued in favor of Purchaser. If Seller fails to notify Purchaser on or before December 10, 2014, or notifies Purchaser that it elects not to eliminate any disapproved exception, or if Purchaser is not satisfied, in its discretion, with Seller’s means of eliminating all exceptions, Purchaser shall have until the expiration of the Inspection Period, to notify Seller and Escrow Holder in writing that it elects not to purchase the Properties, in which event this Agreement shall be terminated and Escrow Holder shall immediately return the Deposit to Purchaser. The failure of Purchaser to notify Seller of its election not to purchase the Properties within the aforementioned time limit shall be deemed an approval of the Commitment and election to proceed with the purchase. All exceptions shown in the Commitment, other than those which Seller has expressly agreed to remove, shall be permitted exceptions (“Permitted Exceptions”). Notwithstanding the foregoing, Seller shall have the affirmative obligation to remove all monetary liens or encumbrances affecting the Property that were created by, through or under Seller.

(d) No Material Changes. At the Closing Date, there shall have been no material adverse changes related to or connected to the Properties since the Effective Date, including, without limitation, no bankruptcy or insolvency proceeding have been filed by or against any tenant at the Property and no tenant shall have terminated its lease at the Property.

(e) Representations and Warranties. The representations and warranties of Seller set forth in Paragraph 8 hereof shall be, in all material respects, true and complete.

(f) Seller Compliance with Agreement. Seller shall have performed all of the obligations required to be performed by Seller under this Agreement, as and when required by this Agreement, in all material respects.

(g) Estoppels. Purchaser shall have received, on or before the Closing Date, a signed estoppel certificate, in a form reasonably satisfactory to Purchaser, dated no earlier than thirty (30) days prior to the Closing Date, from the tenants in the buildings totaling 80% of the aggregate square footage and including the following major tenants: CoHo Distributing, LIT Workshop, Western Pacific, Charlie’s Produce, and Bob’s Red Mill Natural Foods (collectively, the “Estoppels”). Seller shall obtain Purchaser’s reasonable approval as to the form of Estoppels prior to submitting any Estoppels to the tenants. Seller shall use commercially reasonable efforts to obtain and deliver each of the Estoppels to Purchaser on or before 3 business days prior to Closing, and shall copy Purchaser on its correspondence to each tenant transmitting the Estoppels. Seller shall deliver any Estoppels received from tenants to Purchaser promptly upon Seller’s receipt. Seller shall reasonably facilitate Purchaser contacting any tenant regarding the Estoppels. No Tenant Estoppels shall show any materially adverse matters, including, without limitation, any verbal agreements or any default or purported default thereunder by any party.

7.	Seller’s Conditions Precedent.

In addition to any other requirements or conditions to Close of Escrow, Seller’s obligations to consummate the transaction contemplated by this Agreement shall be subject to the conditions precedent set forth in this Paragraph 7, which shall be satisfied or may be waived in Seller’s sole discretion on or before the time and date specified below or before Closing if no time is specified.

(a) The representations and warranties of Purchaser set forth in Paragraph 10 hereof shall be, in all material respects, true and complete.

(b) Purchaser shall have performed all of the obligations required to be performed by Purchaser under this Agreement, as and when required by this Agreement, in all material respects.

8.	Representations and Warranties by Seller.

Seller represents and warrants to Purchaser as follows:

(a) Authority. Each of the entities constituting Seller is duly incorporated or organized, as applicable, and validly existing and in good standing under the laws of the State of Oregon; Seller has the requisite power and authority to enter into and perform this Agreement and Seller’s closing documents; such documents have been duly authorized by all necessary action on the part of Seller and have been or will be duly executed and delivered; such execution, delivery and performance by Seller of such documents will not conflict with or result in a violation of Seller’s organizational documents, or any judgment, order, or decree of any court or arbiter to which Seller is a party; such documents are valid and binding obligations of Seller, and are enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, creditor’s rights and other similar laws. Seller has authority and all required approvals from its shareholders or members, as applicable, to enter into the Agreement and consummate the sale. The execution and delivery of this Agreement by Seller and the performance by Seller of all of Seller’s obligations under this Agreement will not require any further consent, authorization, or approval of any person, including but not limited to any governmental body.

(b) Utilities. To its knowledge, Seller has received no written notice of actual or threatened reduction or curtailment of any utility service now supplied to the Real Property.

(c) FIRPTA. Seller is not a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

(d) Proceedings. There is no action, litigation, condemnation or proceeding of any kind pending, or to Seller’s knowledge threatened, against (i) Seller which would have a material and adverse effect on the Property or the ability of Seller to perform its obligations under this Agreement, or (ii) any portion of the Real Property.

(e) Leases.

(i) Exhibit C is a true and complete list of all of the Leases, and except as set forth in the Leases, there are no options to expand, rights of first refusal, options to terminate without cause, options to renew, options to purchase, or any rent abatements given to any of the tenants after the tenants are in occupancy and paying rent.

(ii) To Seller’s knowledge, each of the Leases is in full force and effect according to the terms set forth therein, has not been modified, amended, or altered, in writing or otherwise except as disclosed in writing to Purchaser, and true and correct copies of the Leases have been delivered or made available to Purchaser.

(iii) Seller has not received written notice from any tenant under the Leases of any unperformed obligation of the lessor under the Leases including, without limitation, failure of the lessor to construct any required tenant improvements. No tenant has asserted in writing to Seller any offsets, defenses or claims available against rent payable by it or other performance or obligations otherwise due from it under any Lease.

(iv) To Seller’s knowledge, no tenant is in default (beyond any applicable grace or cure period), under or is in arrears in the payment of any sums or in the performance of any obligations required of it under its Lease.

(v) No guarantor(s) of any Lease has been released or discharged by Seller, voluntarily or involuntarily, from any obligation under any Lease.

(vi) There are no brokers’ commissions, finders’ fees, or other charges payable or to become payable to any third party on behalf of Seller as a result of or in connection with any Lease, including, without limitation, any unexecuted option(s) to expand or renew other than as set forth on Exhibit D attached hereto and made a part hereof. All such fees, commissions and charges payable in connection with the current term of leases existing as of the date of this Agreement (other than the Approved Renewals) will be Seller’s responsibility; all such fees, commissions and charges payable in connection with renewals of existing leases or new leases entered into after Closing (including the Approved Renewals) shall be the responsibility of Purchaser. Seller has no obligation to complete or pay for any tenant improvements with respect to any Lease, including, without limitation, any obligation to pay for) the ESFR fire sprinkler system in Suite E referenced in Paragraph 33 of the Bob’s Red Mill Lease; provided that Seller shall deposit into an escrow to be held by Escrow Holder the estimated cost (which estimate must be reasonably satisfactory to Purchaser) of the cost to install the pump equipment referenced in Paragraph 36 of the Bob’s Red Mill Lease; Seller shall have a period of three months within which to obtain an estoppel from Bob’s Red Mill confirming that the landlord’s obligation referenced in Paragraph 36 of the Bob’s Red Mill Lease to install pump equipment is not triggered by the transaction contemplated by this Agreement. In the event the estoppel is timely received and provided to Buyer, then the escrowed funds shall be released to Seller; otherwise, the escrowed funds shall be released to Buyer. Buyer shall receive a credit at Closing for the tenant improvement allowance under the Western Pacific Lease as provided in Paragraph 15(a) below.

(f) Special Assessments and Taxes. Except as shown on any tax bills delivered to Purchaser and the Title Report, Seller has not received any notice, in writing, of any special assessment which affects the Properties. There is no ongoing appeal with respect to taxes or special assessments on the Property for any year, and any consultants engaged to perform work with respect to appeals of taxes or special assessments on the Property have been paid in full. Purchaser understands and acknowledges that Charlie’s Produce has applied for an “Enterprise Zone” tax deferral on its investment in the building that it leases.

(g) Service Contracts. All service contracts affecting the Real Property have been provided to Purchaser, and to Seller’s knowledge, there are no defaults under any of the service contracts.

(h) No Violation of Laws. Seller has not received written notice from any governmental authority having jurisdiction over the Real Property of any current violation of any applicable law, rule, regulation, or code of any applicable governmental authority having jurisdiction thereof.

(i) Environmental Matters. Except as set forth in (i) any environmental report deliver by Seller to Purchaser in connection herewith or (ii) any environmental report obtained by Purchaser in connection with this Agreement, Seller has not received written notice that any person (including, without limitation, Seller or any tenant) has used, generated, processed, stored, released, discharged, transported or disposed Hazardous Materials on the Property except for use and storage in compliance with Environmental Laws. As used herein, “Environmental Laws’ means any law, including requirements under permits, licenses, consents and approvals, relating to pollution or protection of human health or the environment, including those that relate to emissions, discharges, releases or threated releases, or the generation, manufacturing, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. As used herein, “Hazardous Materials’ means those materials that are regulated by or form the basis of liability under any Environmental Law, including: (i) any substance identified under any Environmental Law as a pollutant, contaminant, hazardous substance, liquid, industrial or solid or hazardous waste, hazardous material or toxic substance; (ii) any petroleum or petroleum derived substance or waste: (iii) any asbestos or asbestos-containing material; (iv) any polychlorinated biphenyl (PCB) or PCB-containing or urea-formaldehyde-containing material or fluid; (v) any radioactive material or substance, including radon; (vi) any lead or lead based paints or materials; and (vii) any mold, fungi, yeast or similar biological agents that may have an adverse effect on human health.

(j) Employees of Seller. There are no employees of Seller employed in connection with the use, management, maintenance or operation of the Property whose employment will continue after the Closing Date

(k) No Bankruptcy or Insolvency. There are no bankruptcy or insolvency proceedings involving Seller, and none is contemplated.

9.	Other Matters Related to Seller’s Representations and Warranties.

(a) In each event in which any representation of Seller is limited “to Seller’s knowledge” or similar phrase, that knowledge must include only the actual, personal knowledge (and not the implied, imputed, or constructive knowledge) of Robert E. Downie and Elizabeth Clark Agosti, without any investigation or inquiry whatsoever, except that said knowledge includes a general review of Seller’s files. Seller represents and warrants to Purchaser that Downie and Agosti are in positions on behalf of Seller to have the information which is the subject of Seller’s Representations.

(b) Purchaser agrees that in the absence of an intent on the part of Seller to fraudulently conceal information about the Properties or fraudulently mislead Purchaser, Purchaser will not have the right to rely on any warranty or representation of Seller, and Seller will not be liable for any breach of any such warranty or misrepresentation, if and to the extent Purchaser is given access to data or information relating to the Properties before the Closing Date that specifically reveals, or Purchaser’s tests or inspections before the Closing Date actually reveal, or Purchaser otherwise actually knows before the Closing Date that any information is incorrect, and in any of such events Purchaser nevertheless elects to close this purchase. The phrase “to Purchaser’s knowledge” or similar phrase, must include only the actual, personal knowledge (and not the implied, imputed, or constructive knowledge) of Ryan Dunlap.

(c) Survival of Warranties. All Seller’s warranties in this Agreement are deemed given only as of the date of this Agreement, but will be updated in a certificate provided to Purchaser at and as of the Closing Date. Seller’s liability for any misrepresentation or the breach of any warranty under this Agreement will survive the closing of this transaction, but any claim for any misrepresentation or breach of any covenant will be deemed to have been waived unless Purchaser files and serves a complaint for damages or other remedies based on the alleged misrepresentation or breach within twelve months after the Closing Date.

10.	Representations and Warranties by Purchaser.

Purchaser represents and warrants to Seller that Purchaser is duly organized and validly existing and in good standing under the laws of the state of its organization; that Purchaser has the requisite power and authority (or will have, as of the expiration of the Inspection Period) to enter into this Agreement and Purchaser’s closing documents; such documents have been duly authorized by all necessary action on the part of Purchaser and have been or will be duly executed and delivered; that the execution, delivery and performance by Purchaser of such documents will not conflict with or result in violation of Purchaser’s organizational documents or any judgment, order or decree of any court or arbiter to which Purchaser is a party; such documents are valid and binding obligations of Purchaser, and are enforceable against Purchaser in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, creditor’s rights and other similar laws.

11.	Covenants Concerning the Property.

Until the earlier of Closing or termination of this Agreement, Seller agrees as follows:

(a) Subject to Sections 11(b) and 11(c), without Purchaser’s prior written approval, which may be withheld in Purchaser’s sole and absolute discretion, Seller shall not directly or indirectly (i) sell, contribute, assign or create any right, title or interest whatsoever in or to the Property, (ii) cause or permit any mortgage, deed of trust, lien, assessment, obligation, interest, encroachment or liability whatsoever to be placed of record against the Property (other than the Permitted Exceptions), or (iii) enter into any agreement to do any of the foregoing.

(b) Without Purchaser’s prior written approval, which may be withheld in Purchaser’s reasonable discretion prior to the date which is five days prior to the end of the Inspection Period and in Purchaser’s sole and absolute discretion thereafter, Seller shall not enter into any new (or extend, amend, renew or replace any existing) agreement, service contract, employment contract, permit or obligation affecting the Property or which would be binding upon Purchaser upon its acquisition of the Property, or file for, pursue, accept or obtain any zoning, land use permit or other development approval or entitlement, or consent to the inclusion of the Property into any special district; provided, however, (i) prior to expiration of the Inspection Period, Seller may enter into service or similar contracts without Purchaser’s approval if such contract is entered into in the ordinary course of Seller’s business and is terminable without penalty or premium on not more than 30 days notice from the owner of the Property and is disclosed promptly in writing to Purchaser; and (ii) Seller may enter new Tenant Leases pursuant to Section 11(c).

(c) Without Purchaser’s prior written approval, which may be withheld in Purchaser’s reasonable discretion prior to the date which is five days prior to the end of the Inspection Period and in Purchaser’s sole and absolute discretion thereafter, Seller shall not (i) enter into any new lease (each, a “New Lease”) for any portion of the Property, (ii) terminate any existing Tenant Lease, or (iii) extend, amend, renew or replace any Tenant Lease or expand the space leased by a Tenant thereunder (each, a “Lease Renewal”). If Seller desires to enter into a New Lease or Lease Renewal after the Effective Date, it shall give written notice (the “New Lease Request”) to Purchaser and include the following information and documents with such New Lease Request: (i) the name of the proposed or existing Tenant, (ii) identification of the portion of the Property that is the subject of the New Lease or Lease Renewal, (iii) a summary of the material terms of the New Lease or Lease Renewal, including base rent, reimbursement of operating expenses, security deposit, guaranties or other credit enhancement, concessions, proposed tenant improvements and tenant improvement allowance, term, renewal options, early termination rights, permitted uses, and exclusive rights, (iv) a copy of the proposed New Lease or Lease Renewal and all exhibits thereto, and (v) financial information regarding the proposed or existing Tenant. If Purchaser fails to respond to any New Lease Request within 5 Business Days after receipt thereof, Purchaser shall be deemed to have denied the request to enter into such New Lease or Lease Renewal.

(d) Seller shall remove the Property from the market for sale, and not solicit, accept, entertain or enter into any negotiations or agreements with respect to the sale or disposition of any or all of the Property, or any interest therein, or sell, contribute or assign any interest in the Property.

(e) Seller shall, except as otherwise provided in this Agreement, operate and maintain the Property in accordance with Seller’s past practice and all applicable Laws. Seller shall maintain all casualty and liability insurance in place as of the Effective Date with respect to the Property in amounts and with deductibles substantially the same as existing on the Effective Date.

(f) Seller shall not remove any material item of Personal Property from the Real Property unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value. Should any material equipment, fixtures or services fail between the Effective Date and the Closing Date, Seller shall be responsible for the repair or replacement of such equipment, fixtures or services with a new unit of similar size and quality, or at Purchaser’s option, Seller shall give Purchaser an equivalent credit towards the Purchase Price at the Closing.

(g) Seller shall not accept any rent from any Tenant (or any new tenant under any new lease permitted pursuant to the terms hereof) for more than 1 month in advance of the payment date. Other than actions against a Tenant that do not seek eviction, Seller shall not commence or allow to be commenced on its behalf any action, suit or proceeding with respect to all or any portion of the Property without the prior written consent of Purchaser.

12.	Pre-Closing.

Items to be Delivered to Escrow Holder on or Before Close of Escrow:

(a) By Seller:

(i) Deeds. Special warranty deeds to the Real Property in favor of Purchaser with title vesting in Purchaser duly executed and acknowledged by the applicable entity of Seller, conveying fee title to the Real Property (except those portions which are easements only) and Improvements, in their as is condition, without representation or warranty, except as to title as provided in the Commitment.

(ii) Bills of Sale. Bills of sale, duly executed by the applicable entity of Seller, in favor of Purchaser, covering any Personal Property and Intangible Property, as is, where is, in its present condition, including all defects, and without warranties of merchantability or of fitness for a particular purpose with respect to the Personal Property.

(iii) Assignments of Leases. Specific assignments in favor of Purchaser of the Leases, if any, relating to the Properties.

(iv) Estoppels. The Estoppels.

(v) Certification of Non-Foreign Status. Certificates dated as of the Closing Date, addressed to Purchaser, duly executed by the applicable entity of Seller under penalty of perjury, regarding Seller’s non-foreign status, in the form of Exhibit “C” attached hereto and made a part hereof.

(vi) Notices. Notices terminating, effective as of Closing, those vendor contracts which Purchaser requires to be terminated, and letters advising the tenants under the Leases of a change in the ownership of the Properties.

(b) By Purchaser:

(i) Purchase Price. The Purchase Price as provided in Paragraph 3 and Purchaser’s share of the Closing Costs and Prorations as defined in Paragraphs 14 and 15.

(ii) Assumption of Leases. Specific assumption by Purchaser of the Leases, if any, relating to the Properties.

13.	Closing.

At the Close of Escrow, when Escrow Holder has received the funds and the items to be delivered by Seller and Purchaser described in Paragraph 12 above, and is prepared to issue and deliver the Title Policy in the form provided in the Commitment, Escrow Holder shall:

(a) Collect from Purchaser the Closing Costs described in Paragraph 14, and such additional amounts, if any, as are assessed against Purchaser as a result of prorations pursuant to Paragraph 15;

(b) Record the deeds;

(c) Deliver to Seller the balance of the Purchase Price after deducting Seller’s share of the Closing Costs described in Paragraph 14, and such additional amounts attributable to Seller as a result of prorations pursuant to Paragraph 15;

(d) Deliver to Purchaser the Title Policy;

(e) Deliver to Purchaser the Bill of Sale, Assignment of Leases, and Certificate of Non-Foreign Status; and

(f) Deliver to Seller and to Purchaser the additional items each is to receive at Close of Escrow as listed in Paragraph 12.

14.	Closing Costs.

Recording charges and any transfer tax or documentary stamps shall be paid by Seller. Any other expenses of the escrow for the sale shall be paid one half by Purchaser and one half by Seller. Seller shall pay all documentary transfer taxes and the cost of the Title Policy. Purchaser shall pay the cost of any endorsements or extended coverage for the Title Policy. If Escrow is terminated because of the failure of either party to perform its duties as required hereunder, the nonperforming party shall pay the entire cancellation fee, if any, of Escrow Holder.

15.	Prorations, Credits.

(a) Rents, real property taxes and all other costs and expenses associated with the ownership and maintenance of the Property shall be prorated on this transaction as of the Closing Date in accordance with the procedures set forth on Exhibit “E” attached hereto. The obligations of Seller and Purchaser with respect to prorations shall survive Closing. Western Pacific’s lease provides for six months’ free rent at the starting lease rate of $45,784.00/month. Purchaser shall be credited at Close of Escrow for this free rent in the amount of $274,704.00. At Close of Escrow, Purchaser shall be credited $40,436 for 4 months of reduced rent payments from Charlie’s Produce based on the terms of its lease, and $35,000 to cover the tenant improvement allowance under the Western Pacific Lease.

(b) Notwithstanding the foregoing, Seller shall retain the exclusive right to appeal the valuation of the Properties used by the taxing authority for property tax assessments for the tax year 2014-2015 and any prior years. If Seller successfully appeals the valuation of the Properties which, after Closing, results in a reduction of real property taxes assessed against the Properties for the tax year 2014-2015 and a payment is made or credit is received by Purchaser as a result of such appeal, within thirty (30) days after Purchaser receives such payment or credit Purchaser shall remit to Seller a prorated payment based on the relative periods of time in which Seller and Purchaser owned the Property for the tax year 2014-2015. Purchaser’s obligations under this Paragraph 15 shall survive closing and shall be enforceable by Seller pursuant to the terms of this Agreement.

16.	Purchaser’s Reliance on Its Investigations.

(a) To the maximum extent permitted by applicable law, except for Seller’s representations and warranties in Paragraph 8 and the warranties of title in the Special Warranty Deed and the Assignment and Assumption of Leases, or any other document executed or delivered by Seller at the Closing (collectively, the “Seller’s Warranties”), this sale is made and will be made without representation, covenant, or warranty of any kind (whether express or implied, or written or oral) by Seller. As a material part of the consideration for this Agreement, Purchaser agrees to accept the Properties on an “AS IS” basis, with all faults and any and all latent and patent defects, and without any representation or warranty, all of which Seller hereby disclaims, except for Seller’s Warranties. Except for Seller’s Warranties, no warranty or representation is made by Seller as to (a) fitness for any particular purpose, (b) merchantability, (c) design, (d) quality, (e) condition, (f) operation or income, (g) compliance with drawings or specifications, (h) absence of defects, (i) absence of hazardous or toxic substances, (j) absence of faults, (k) flooding, or (l) compliance with laws and regulations including, without limitation, those relating to health, safety, and the environment. Purchaser acknowledges that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic use, compliance, and legal condition of the Properties, and that Purchaser is not now relying, and will not later rely, upon any representations and warranties made by Seller or anyone acting or claiming to act, by, through or under or on Seller’s behalf concerning the Properties, except for Seller’s Warranties.

(b) Consistent with the foregoing and subject solely to the Seller’s Warranties, effective as of the Closing Date, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its agents, affiliates, subsidiaries, successors and assigns (collectively the “Releasees”) from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Properties, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq.) or any similar federal, state or local statute, rule or regulation. Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Seller and all other Releasees from and against any and all such matters affecting the Properties, except as set forth in this Agreement or any of the closing documents.

(c) The provisions of this Paragraph shall survive indefinitely the Closing or termination of this Agreement and shall not be merged into the closing documents.

17.	Risk of Loss.

The risk of loss or damage to the Properties until closing shall be borne by the Seller. If, prior to closing, the Properties, or any one of them, shall be destroyed or damaged by any occurrence, or any action with respect to the Properties shall be instituted by any public authority for condemnation pursuant to any power of eminent domain, Seller shall promptly notify Purchaser thereof and Purchaser shall have the option to terminate this Agreement by delivering written notice of its election to terminate to Seller within five (5) days after Purchaser is so notified by Seller. If Purchaser elects to terminate this Agreement, any sums paid by Purchaser hereunder shall be refunded in full and the Agreement shall thereafter be null and void and of no further force and effect. If Purchaser does not so elect to terminate this Agreement and closing is held and the Purchase Price has been paid, Purchaser shall be entitled to any award pursuant to any condemnation or eminent domain proceedings and to settle any loss with insurance carriers and to receive the proceeds of all insurance applicable to the loss. In addition, Seller shall credit Purchaser at Closing with any deductible or retention amount payable with respect to the destruction or damage in question.

18.	Commissions.

(a) Purchaser hereby represents and warrants to Seller that Purchaser has not incurred any obligation for the payment of any real estate broker’s commission, finder’s fee or other like sum in connection with the purchase of the Properties from Seller, and Purchaser hereby agrees to indemnify and hold Seller harmless from and against any and all claims, demands, causes of action, and costs, including attorneys’ fees and costs, made, brought or sought against or from Seller arising out of any agreement for the payment of a real estate broker’s commission, finder’s fee or other like sum entered into between Purchaser and a third party in connection with the sale of the Properties to Purchaser.

(b) Seller hereby represents and warrants to Purchaser that other than KG Investment Management, Seller has not incurred any obligation for the payment of any real estate broker’s commission, finder’s fee or other like sum in connection with the sale of the Properties to Purchaser, and Seller hereby agrees to indemnify and hold Purchaser harmless from and against any and all claims, demands, causes of action and costs, including attorneys’ fees and costs, made, brought or sought against or from Purchaser arising out of any agreement for the payment of a real estate broker’s commission, finder’s fee or other like sum entered into between Seller and any other third party in connection with the sale of the Properties to Purchaser.

(c) At the Close of Escrow, Seller shall pay a commission to KG Investment Management as provided by separate agreement. The foregoing covenant shall survive the Closing.

19.	Effect of Acceptance.

Upon acceptance, this offer will become an Agreement binding upon and inuring to the benefit of Purchaser and Seller and their respective heirs, legal representatives, successors and assigns, and will be deemed to contain all the terms and conditions agreed upon, it being agreed that there are no conditions, representations, warranties, covenants, or agreements not contained herein or in the Exhibits hereto. Any subsequent conditions, representations, warranties, covenants or agreements will not be valid and binding upon the parties unless in writing and signed by both parties.

20.	Remedies; Purchaser’s Release.

(a) Liquidated Damages. It is acknowledged by the parties that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty, prior to execution of this Agreement, the amount of damages that would be suffered by Seller in the event of Purchaser’s failure to perform under the terms hereof. The parties, having made diligent but unsuccessful attempts to ascertain the actual compensatory damages Seller would suffer in the event of Purchaser’s nonperformance of any obligation hereunder, or the failure of Purchaser to perform under the terms of this Agreement, hereby agree that the reasonable estimate of said damages is the amount of the Deposit. Therefore, in the event Purchaser fails to perform its obligations under this Agreement and, by reason of such nonperformance, the Close of Escrow shall fail to occur on the Closing Date or is canceled or terminated: (i) Seller may retain the Deposit (together with accrued interest thereon) as liquidated damages; and (ii) Escrow Holder is hereby instructed to immediately release the Deposit (if not previously released) to Seller upon receipt of written demand from Seller; provided, that Purchaser shall be notified of any release of the Deposit by Escrow Holder upon not less than five (5) days written notice prior to any such release. Notwithstanding anything to the contrary herein, the amount retained by Seller as liquidated damages shall not exceed the maximum amount allowed pursuant to applicable law. Seller shall be entitled to recover, in addition to such liquidated damages, any attorneys’ fees incurred by Seller in enforcing this liquidated damages clause. By placing their initials at the places provided below, each party specifically confirms the accuracy of the statement made above and the fact that each party was represented by counsel and that such counsel explained the consequences of this liquidated damages provision and other provisions of this agreement at the time same was executed.

Seller’s Initials	/s/ ECA /s/ RD

Purchaser’s Initials	/s/ JR

(b) Purchaser’s Remedies. If all conditions precedent set forth in this Agreement have been waived or satisfied, and Seller fails or refuses to convey the Properties to Purchaser, or if for any other reason Seller is in default hereunder, then Purchaser, as its exclusive remedy in such event and in lieu of any other relief, may:

(i) Terminate this Agreement and recover all amounts deposited in Escrow by Purchaser, by giving Seller and Escrow Holder notice of termination, and in such event, Seller shall reimburse Purchaser for its reasonable third party out of pockets costs and expenses incurred in connection with this Agreement, not to exceed $100,000.00; or

(ii) Tender performance of all of its obligations hereunder and seek to specifically enforce Seller’s obligation to convey the Properties to Purchaser.

(c) Purchaser’s Release of Claims. Effective upon the Close of Escrow, Purchaser hereby waives, relinquishes and releases each of the Seller and real estate brokers associated with this Agreement from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses of any and every kind of character, known or unknown, arising from or relating to the Properties or the transaction described in this Agreement, which, but for this release, Purchaser could assert or allege against the Seller and/or said real estate brokers and any and all acts, omissions, events, circumstances or matters arising from or relating to or otherwise regarding the Properties whatsoever, except for Seller’s Warranties, and as expressly set forth otherwise in this Agreement. The release contained in this subparagraph (c) shall not act to release Seller or said real estate brokers nor any other party from any obligations or representations under this Agreement which expressly survive the close of Escrow. In connection therewith Purchaser expressly waives all rights under any law or legal principle that provides that a general release does not extend to claims which the Purchaser does not know or suspect to exist in Purchaser’s favor at the time of executing the release, which if known by Purchaser must have materially affected Purchaser’s release of the Seller. Purchaser shall place its initials below to affirm its agreement with the foregoing release.

Purchaser’s Initials:	/s/ JR

The foregoing waiver and release shall survive the close of Escrow and the delivery and recording of the deed.

21.	No Waiver.

Except as herein expressly provided, no waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach of this Agreement or of any representation or warranty hereunder by such other party, whether or not the first party knows of such breach at the time it accepts such payment or performance shall be a waiver of any preceding breach other than the failure to pay the amount so accepted or the failure to perform the tasks accepted. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

22.	Notices.

Any notice required to be given herein will be in writing and either delivered personally, sent by nationally recognized overnight delivery service or sent postage prepaid by certified United States Mail, return receipt requested, addressed, if to Seller, to Robert E. Downie, 8203 SE 7th Ave., Suite 200, Portland, Oregon 97202, with a copy to Don G. Carter, McEwen Gisvold LLP, 1600 Standard Plaza, 1100 SW Sixth Avenue, Portland, Oregon 97204; and if to Purchaser, to IPT Acquisitions LLC c/o Industrial Property Trust, 4675 MacArthur Court, Suite 625, Newport Beach, CA 92660, Attn: J.R. Wetzel, Managing Director, Western Region, with a copy to Income Property Trust, 518 17th Street, 17th Floro, Denver, CO 80202, Attn: Josh Widoff, Executive Vice President and General Counsel. Either party may, by written notice as aforesaid, designate a different address for notices. Notices will be effective (i) in the case of personal delivery or courier delivery, on the date of delivery, (ii) if by overnight courier, one (1) business day after deposit with all delivery charges prepaid, and (iii) in the case of certified mail, the earlier of the date receipt is acknowledged on the return receipt for such notice or five (5) business days after the date of posting by the United States Post Office.

23.	Attorney Fees.

If either party files any action or brings any proceeding against the other arising from this Agreement, or is made a party to any action or proceeding brought by the Escrow Holder, then as between Purchaser and Seller, the prevailing party shall be awarded as an element of its cost of suit, and not as damages, reasonable attorneys’ fees and costs. For purposes of this Agreement, “attorneys’ fees” shall include fees incurred at trial, on appeal, discretionary review, bankruptcy or otherwise.

24.	Governing Law; Venue.

This Agreement is governed by and will be construed in accordance with the laws of the State of Oregon. Any action or proceeding arising out of this Agreement will be litigated in courts located in Multnomah County, Oregon. Each party consents and submits to the jurisdiction of any local, state, or federal court located in Multnomah County, Oregon.

25.	“Closing”.

The word “Closing” or words of similar import as used in this Agreement will be construed to mean the originally fixed time and Closing Date specified herein or any earlier or adjourned date agreed to in writing by the parties.

26.	Time of Essence; Day of Performance.

Time is of the essence of each of the obligations of each party hereunder and specifically the Closing Date. Wherever there is a day or time period established for performance and the day or the expiration of such time period is a Saturday, Sunday or holiday, then the time for performance will be automatically extended to the next business day.

27.	Counterparts.

This Agreement and all amendments and supplements to it may be executed in counterparts, and all counterparts together shall be construed as one document.

28.	Headings.

The headings in this Agreement are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

29.	Invalidity of Provisions.

If any provision of this Agreement is found to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the validity of and enforceability of the remaining provisions of the agreement.

30.	Confidentiality.

Purchaser shall keep this Agreement and all matters concerning the documents and other information relating to the Properties, including without limitation the Tests and all documents and information provided by Seller, confidential, provided Purchaser shall be allowed to disclose to its attorneys, accountants, affiliates, advisors, financing sources and consultants such documents and information as shall be reasonably necessary for Purchaser’s acquisition of the Properties and as may be necessary to comply with law, including without limitation, disclosures required by the United States Securities and Exchange Commission. Purchaser shall direct its attorneys, accountants, affiliates, advisors, financing sources and consultants to comply with this paragraph. If this Agreement is terminated, Purchaser will return to Seller all documents and information relating to the Properties in its possession which were provided by Seller or its agents. Seller shall keep this Agreement, and all of its material terms, confidential and shall not disclose the existence of this Agreement or its material terms (except as required by law) without Purchaser’s prior written consent. This Paragraph 30 shall survive any termination of this Agreement.

31.	Like-Kind Exchange Cooperation Clause.

Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange under Section 1031 of the Code for either Purchaser or Seller. Each party hereby agrees to take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities, covenants and obligations of the Parties to each other under the Agreement, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in the Agreement will be extended as a result thereof unless by mutual written agreement of the parties. Notwithstanding anything to the contrary contained in the foregoing, if Seller so elects to close the transfer of the Property as an exchange, then (i) Seller, at its sole option, may delegate its obligations to transfer some or all of the assets under the Agreement, and may assign its rights to receive all or a portion of the Purchase Price from Purchaser, to a deferred exchange qualified intermediary (a “QI”) or to an exchange accommodation titleholder (“EAT”), as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Seller pursuant to the Agreement; (iii) Seller shall remain fully liable for its obligations under the Agreement as if such delegation and assignment shall not have taken place; (iv) QI or EAT, as the case may be, shall have no liability to Purchaser; and (v) the closing of the transfer of the Property to Purchaser shall be undertaken by direct deed, assignment and other appropriate conveyance from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Purchaser or to EAT, as the case may be. Notwithstanding anything to the contrary contained in the foregoing, if Purchaser so elects to close the acquisition of the Property as an exchange, then (i) Purchaser, at its sole option, may delegate its obligations to acquire the Property under the Agreement, and may assign its rights to receive the Property from Seller, to a QI or to an EAT, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Purchaser pursuant to the Agreement; (iii) Purchaser shall remain fully liable for its obligations under the Agreement as if such delegation and assignment shall not have taken place; (iv) QI or EAT, as the case may be, shall have no liability to Seller; and (v) the closing of the acquisition of the Property by Purchaser or the EAT, as the case may be, shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Purchaser (or to EAT, as the case may be).

32.	Assignment.

Purchaser may assign all or any portion of this Agreement or its rights hereunder, or delegate all or any portion of its duties or obligations to an affiliate without Seller’s written consent, provided that Purchaser gives Seller notice of the assignment or delegation and that such assignment or delegation does not relieve Purchaser of its obligations hereunder . Seller shall not assign this Agreement or any rights hereunder, or delegate any of its obligations, without the prior written approval of Purchaser. Subject to the provisions of this section, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. For purposes of this Section 32, an affiliate of Purchaser shall include (a) any entity that is owned, controlled by or is under common control with Purchaser (a “Purchaser Control Entity”), and (b) any entity in which one or more Purchaser Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, or (c) any entity (or subsidiary thereof) that is advised by an affiliate of Industrial Property Advisors LLC.

33.	Information and Audit Cooperation.

To the extent necessary to enable Purchaser to comply with any financial reporting requirements applicable to Purchaser and upon at least 3 Business Days prior written notice to Seller, within 90 days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Purchaser’s auditors to audit the trial balance related to the operation of the Property for the calendar year prior to the Closing Date and for the portion of the calendar year starting on January 1 through the Closing Date. Other than any representation, warranty or covenant otherwise set forth in this Agreement or the documents delivered at Closing, Seller makes no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Purchaser releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited.

34.	Multiple Parties Constituting “Seller”.

(a) If Purchaser receives notice from any of the parties comprising Seller, such notice shall be deemed to have been given by all Seller parties. If Purchaser sends a notice to Seller pursuant to the instructions set forth in Section 22 hereof, such notice shall be deemed to have been received by all Seller parties. No action by any Seller party against Purchaser may be asserted or filed unless all Seller parties are a party to such proceeding. If Purchaser is obligated to pay a sum to Seller hereunder, such sum shall be deemed an aggregate amount due to Seller and individual amounts shall not be due to each Seller party. A default, breach or failure to perform the obligations or covenants of Seller herein by any Seller party shall be deemed a default by all Seller parties, subject to the liability limitations of Section 34(b). The terms and conditions of this Section 34 shall apply to this Agreement together with any and all documents and instruments executed and delivered by Seller in connection with the Closing.

(b) The parties comprising Seller shall be liable for the obligations of “Seller” hereunder as follows: (i) Holman Distributing Center of Oregon, Inc. (“Holman Distributing”) and Hawthorne Investment Company (“Hawthorne Investment”) shall be jointly and severally liable for the obligations of the Seller hereunder, even if such obligations related to the acts or omissions of another party comprising part of Seller, and even if such obligation relates to a Property not owned by Holman Distributing or Hawthorne Investment, and (ii) all other parties comprising the Seller shall be severally liable for their obligations hereunder; provided, that, Purchaser in any action to enforce the obligations of Seller hereunder may join Hawthorne Investment and/or Holman Distributing in addition to any party comprising Seller who may be severally liable for the obligation in question.

35.	Expiration.

Unless this Agreement is fully executed and an electronic counterpart thereof delivered to Seller by 5:00 p.m. Pacific Time on December 8, 2014 (the “Expiration Date”), it shall be considered null and void.

THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930, IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON’S RIGHTS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO VERIFY THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement in two duplicate originals on the date set forth below.

“Purchaser”

IPT ACQUISITIONS LLC, a Delaware limited liability company

By: IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By: Industrial Property Operating Partnership LP, a Delaware limited Partnership, its sole member

By: Industrial Property Trust Inc., a Maryland Corporation, its general Partner

By:	/s/ J.R. WETZEL
	Name:	J.R. Wetzel
	Title:	Managing Director, Western Region

Date:	December 8, 2014

“Seller”

Holman Distribution Center of Oregon, Inc., an Oregon corporation

By:	/s/ ROBERT E. DOWNIE, JR.
Name:	Robert E. Downie, Jr.
Its:	President

Date:	December 5, 2014

Hawthorne Investment Company,
an Oregon corporation

By:	/s/ ROBERT E. DOWNIE, JR.
Name:	Robert E. Downie, Jr.
Its:	President

Date:	December 5, 2014

Clark Family LLC, an Oregon limited liability company

By:	/s/ E. CLARK AGOSTI
Name:	Elizabeth Clark Agosti
Its:	Managing Member

Date:	December 5, 2014

Clark Properties North Wing LLC, an Oregon limited liability company

By:	/s/ ROBERT E. DOWNIE, JR.
Name:	Robert E. Downie, Jr.
Its:	Manager

Date:	December 5, 2014

Clark Properties South Wing LLC, an Oregon limited liability company

By:	/s/ ROBERT E. DOWNIE, JR.
Name:	Robert E. Downie, Jr.
Its:	Manager

Date:	December 5, 2014